Exhibit 99.2

** NEWS RELEASE **

CHRIS DANIEL PROMOTED TO PRESIDENT, TORRID

CITY of INDUSTRY, CA, November 15, 2006 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), announced today that Chris Daniel has been promoted to President, Torrid.

As President of Torrid, Chris will oversee merchandising, planning and allocation, stores, marketing and brand development for the division. Chris will report to Betsy McLaughlin, the company’s Chief Executive Officer.

Betsy McLaughlin said, “Over the past two years, Chris has made significant contributions to the development and growth of Torrid. He has taken the lead role in architecting the brand positioning and developed a strong merchandising team. With his strategic approach to the business and leadership strength, he is a tremendous asset to both the Torrid division and the Hot Topic senior team. I am thrilled to have such a talented, creative and progressive thinker to lead Torrid into its next stage of growth.”

Chris Daniel has been the Chief Merchandising Officer of Torrid since August 2006. Chris originally joined Hot Topic as Vice President, General Merchandise Manager of Torrid in October 2004. From September 1996 until September 2004, he was the Vice President of Design and Product Development for Mervyn’s, a division of Target Corporation. Prior to that, Chris held management positions in merchandising and product development with Structure, a division of Limited, Inc., Charming Shoppes, a national women’s specialty retailer, and Dayton-Hudson, the department store division of Target Corporation. Chris holds a B.A. degree in English literature from the University of Richmond in Richmond, Virginia.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of October 28, 2006 the company operated 693 Hot Topic stores in all 50 states and Puerto Rico, 129 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release contains forward-looking statements, which include statements relating to company management and structure, financial results, guidance, projections and other financial performance, managing growth, and litigation matters and contingent liabilities. These statements involve risks and uncertainties, including risks and uncertainties associated with company management, meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 28, 2006. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173